Exhibit 5

[McGuire, Woods, Battle & Boothe LLP LETTERHEAD]

July 20, 1999

American Woodmark Corporation
3102 Shawnee Drive
Winchester, Virginia 22601

Ladies and Gentlemen:

We have acted as counsel to American Woodmark Corporation (the "Company") in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") relating to the Company's 1999 Stock Option Plan for Employees (the "Plan"). The Registration Statement covers 1,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), which have been reserved for issuance under the Plan.

In connection with the foregoing, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that the 1,000,000 shares of Common Stock, when issued or sold in accordance with the terms and provisions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuire, Woods, Battle & Boothe LLP